Exhibit 99.1

PRESS RELEASE

For Immediate Release

Cowen Group, Inc. Announces 2006 Fourth Quarter and Year-end Results

New York, February 6, 2007 - Cowen Group, Inc. (NASDAQ: COWN) today announced its operating results for the quarter and full year ended December 31, 2006.

Total revenue for the quarter ended December 31, 2006 was $96.8 million, representing an increase of 20% from $80.6 million in the prior year period.  For the quarter ended December 31, 2006, the Company reported net income of $7.1 million, or $0.54 per diluted share, an increase of $7.7 million compared to a net loss of $0.6 million in the prior year period.  The Company’s adjusted operating income for the fourth quarter of 2006 was $11.8 million. (See “Financial Measures” below for a discussion of adjusted operating income.)

For the full year, total revenue was $344.4 million, representing an increase of 17% from $294.3 million for 2005.  For the twelve months ended December 31, 2006, net income was $37.8 million, or $2.92 per diluted share, an increase of $25.7 million, or 213%, compared to net income of $12.1 million for the twelve months ended December 31, 2005.  For 2006, net income included the effects of a one-time $24.8 million gain related to the Company’s New York Stock Exchange membership seats and consideration received upon the consummation of the merger of the New York Stock Exchange and Archipelago Holdings, Inc. as well as a $1.0 million gain on exchange membership seats at the Commodities Exchange of New York.  The Company’s adjusted operating income for the twelve months ended December 31, 2006 was $32.1 million.

“In the fourth quarter, we made steady progress on our long-term strategy as we continued transitioning our business and laying the foundation for our future performance,” said Kim Fennebresque, Chairman and Chief Executive Officer. “While our investment banking results were strong amidst improved market conditions, I am particularly pleased with the full year performance of our sales and trading group in what continues to be a challenging market for the secondary equities business. By successfully executing on our disciplined asset allocation strategy and adding new businesses such as middle market sales and soft dollar sales, we increased secondary equity revenue by 8% year-over-year.”

“We are also excited about our recent steps to selectively build out our platform and enhance our franchise. We recently formed an alternative energy group to leverage our successes in that vertical by devoting existing resources on a full-time basis.  In addition, we made progress on building our alternative asset management practice in the fourth quarter with the formation of Cowen Healthcare Royalty Partners - hiring individuals with extensive experience financing the commercialization of drugs through royalty structures.  I am confident that these exceptional professionals will be strong contributors to both our asset management business as well as our healthcare franchise.”

Results of Operations

Investment Banking

The fourth quarter’s results were driven by increases in both public and private capital raising activities consistent with more favorable market conditions both in the Company’s target sectors and the overall market.  Investment banking revenue was $53.1 million for the fourth quarter of 2006, up 48% from $35.9 million in the fourth quarter of 2005.

•      Equity underwriting revenue was $31.5 million, up 54% from $20.5 million in the prior year period.  The increase was a result of increased transaction volume and a higher percentage of lead-managed business.  In the fourth quarter of 2006, the Company lead managed 12 offerings and co-managed 14 offerings of equity and convertible securities for 26 companies, raising proceeds of approximately $5.7 billion.  In the fourth quarter of 2005, the Company lead managed 6 offerings and co-managed 10 offerings of equity and convertible securities for 16 companies, raising proceeds of approximately $2.9 billion.

•      Private placement revenue was $19.0 million in the fourth quarter of 2006, an increase of $7.1 million, or 60%, compared to $11.9 million in the fourth quarter of 2005.  For the fourth quarter of 2006, the Company completed 14 private transactions with an average transaction size of $38.4 million compared to 9 transactions with an average transaction size of $24.3 million in the prior year period.

•      Strategic advisory fees were $2.6 million in the fourth quarter of 2006, a decrease of $0.9 million, or 26%, compared to $3.5 million in the fourth quarter of 2005.  The decrease was primarily the result of the lower aggregate value of the transactions closed in the fourth quarter of 2006. The Company acted as an advisor on two strategic advisory transactions that closed in the fourth quarter of 2006, the same number of strategic advisory transactions that closed in the fourth quarter of 2005.

Sales and Trading

Sales and trading revenue was $38.7 million for the fourth quarter of 2006, an increase of 2%, or $0.7 million, compared to $38.0 million for the prior year period.  Commissions increased slightly to $23.8 million in the fourth quarter of 2006 from $23.6 million in 2005.  Principal transactions increased by 4% to $14.9 million in the fourth quarter of 2006 from $14.3 million in the prior year period.

Interest and Dividend Income

Interest and dividend income was $3.2 million for the fourth quarter of 2006, a decrease of $2.2 million, or 41%, compared with $5.4 million in the prior year period.  The decrease resulted primarily from lower average interest bearing assets in the fourth quarter of 2006 compared with the fourth quarter in 2005, partially offset by higher average interest rates during the fourth quarter of 2006.

Other

Other revenue for the fourth quarter of 2006 was $1.9 million, an increase of $0.5 million, or 34%, compared to $1.4 million in the fourth quarter of 2005.  The increase was primarily attributable to the addition of equity research fee income offset by a decrease in fees for managing a portfolio of merchant banking assets and venture capital investments.

Compensation Expense

Employee compensation and benefits expense was $58.8 million for the fourth quarter of 2006, an increase of $4.3 million, or 8%, compared with $54.5 million for the prior year period. The increase was primarily attributable to the application of the Company’s compensation to revenue ratio to higher revenue in 2006 and $2.6 million of expense associated with the initial grant of equity to the Company’s employees in connection with the initial public offering, partially offset by the accrual of compensation expense in the fourth quarter of 2005 related to a profit sharing arrangement with the Company’s former parent. Excluding the expense associated with the initial grant of equity, compensation and benefit expense in the fourth quarter of 2006 represented 58% of revenue.

Non-Compensation Expense

Non-compensation expense was $28.8 million for the fourth quarter of 2006, an increase of $1.1 million, or 4%, compared with $27.7 million in the prior year period.  The increase was primarily attributable to increases related to higher secondary equity volume, higher pricing under the clearing arrangement in place during the quarter (the Company has subsequently entered into a clearing arrangement with a new clearing agent) and higher occupancy expense as a result of entering into a sub-lease with Société Générale for the Company’s New York location. These increases were partially offset by decreases in service fees, litigation and related expense and interest expense.

Provision for Taxes

The provision for taxes was $3.1 million for the three months ended December 31, 2006, which equals an effective tax rate of 30.5%, compared to a tax benefit of $0.1 million in the fourth quarter of 2005, which represented an effective tax rate of 8.7%.

Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted operating income. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of its business and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Investors Conference Call

Kim Fennebresque, Chairman and Chief Executive Officer, and Thomas Conner, Chief Financial Officer, will host a conference call to discuss the Company’s fourth quarter and full-year 2006 financial results on Tuesday, February 6, 2007, at 9:00 am EST.  This call can be accessed by dialing 1-866-510-0707 domestic and 1-617-597-5376 international. The passcode for the call is 19816550. A replay of the call will be available beginning at 11:00 am February 6, 2007 through February 13, 2007.  To listen to the replay, please call 1-888-286-8010 domestically or 1-617-801-6888internationally.  The passcode for this call is 80331944. The call can also by accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group Inc.

Cowen Group, Inc., through Cowen and Company, LLC and Cowen International Limited,provides investment banking services, including underwriting and other capital raising solutions, equity research, sales, trading and mergers and acquisitions advice, to emerging growth companies in sectors including healthcare, technology, media and telecommunications, alternative energy and consumer.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Prospectus as filed with the Securities and Exchange Commission on July 14, 2006.  The Prospectus is available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.

Unless required by law, the company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.

CONTACT:	Thomas Conner, Chief Financial Officer
Cowen Group, Inc.
646-562-1719
Website: www.cowen.com

Cowen Group, Inc.
Preliminary Unaudited Consolidated Statements of Operations
Three and Twelve Months Ended December 31, 2006 and 2005

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
	(dollars in thousands)
Revenues
Investment banking	$53,114	$35,896	$164,342	$126,253
Commissions	23,802	23,618	93,346	93,450
Principal transactions	14,858	14,336	63,847	52,250
Interest and dividend income	3,192	5,383	17,766	16,990
Other	1,862	1,391	5,137	5,348
Total revenues	96,828	80,624	344,438	294,291
Expenses
Employee compensation and benefits	58,824	54,512	215,399	172,128
Floor brokerage and trade execution	3,429	2,481	11,838	10,025
Service fees, net	3,745	4,360	16,961	18,446
Communications	6,314	5,438	24,289	22,985
Occupancy and equipment	4,462	3,707	17,719	15,071
Marketing and business development	3,416	3,353	12,581	12,382
Litigation and related costs	1,247	1,672	4,311	6,930
Depreciation and amortization	758	1,012	2,369	2,140
Interest	331	757	980	1,178
Other	5,058	4,927	21,412	20,691
Total expenses	87,584	82,219	327,859	281,976
Operating income (loss)	9,244	(1,595)	16,579	12,315
Gain on exchange memberships	1,011	918	25,843	918
Income (loss) before income taxes	10,255	(677)	42,422	13,233
Provision (benefit) for income taxes	3,131	(59)	4,597	1,152
Net income (loss)	$7,124	$(618)	$37,825	$12,081
Weighted average common shares outstanding:
Basic	12,910	12,900	12,903	12,900
Diluted	13,162	12,900	12,966	12,900

Earnings per share:
Basic	0.55	$(0.05)	$2.93	$0.94
Diluted	$0.54	$(0.05)	$2.92	$0.94

Cowen Group, Inc.
Reconciliation of Operating Income to Adjusted Operating Income
Three and Twelve Months Ended December 31, 2006

	December 31, 2006
	Three Months Ended	Twelve Months Ended
	(dollars in millions)

Operating income	$9.2	$16.6

Exclusion of net deferred compensation plan expenses	—	10.3
Exclusion of compensation expense related to IPO awards	2.6	5.2
Adjusted Operating income	$11.8	$32.1